Consent of Independent Auditors




We consent to the incorporation of our report dated February 23, 2005, on the financial statements of Texxon, Inc. (the "Company") at December 31, 2004, for the period from inception (October 6, 1998) to December 31, 2004, and for the years ended December 31, 2004 and 2003, included in the Form S-8 registration of Texxon, Inc. as filed with the Securities and Exchange Commission on September 13, 2005.



Sutton Robinson Freeman & Co., P.C.
Certified Public Accountants
Tulsa, Oklahoma
September 13, 2005